Exhibit 10.2

REXNORD CORPORATION

CHANGE OF CONTROL RETENTION AGREEMENT

This Change of Control Retention Agreement (the “Agreement”) is entered into as of March 22, 2006 (the “Effective Date”) by and between Rexnord Corporation (the “Company”)                           (the “Executive”).

RECITALS

A.            It is expected that the Company from time to time will consider the possibility of a Change of Control (as defined below).  The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Executive and can cause the Executive to consider alternative employment opportunities.

B.            The Board believes that it is in the best interests of the Company and its shareholders to provide the Executive with an incentive to continue his or her employment and to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

C.            In order to provide the Executive with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change of Control, the Board believes that it is imperative to provide the Executive with certain severance benefits upon the Executive’s termination of employment.

AGREEMENT

In consideration of the mutual covenants herein contained and the continued employment of Executive by the Company, the parties agree as follows:

1.             Severance Benefits.

(a)           Termination of Employment.  In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (i) unpaid Base Salary accrued up to the effective date of termination, (ii) unpaid, but earned and accrued annual incentive for any completed fiscal year as of Executive’s termination of employment, (iii) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive, and (iv) unreimbursed business expenses required to be reimbursed to Executive.

(b)           Termination Without Cause or for Good Reason Following a Change of Control.  If Executive’s employment is (i) terminated by the Company without Cause or (ii) terminated by the Executive for Good Reason, within twelve (12) months following a Change of Control, and not due to Executive’s death, Disability or resignation (other than for Good Reason), then, subject to Executive’s compliance with Section 2, Executive will be entitled to receive:

(i)    Severance pay in the amount equal to twelve (12) months of Executive’s base salary, as in effect immediately prior to the date of termination of employment or Change of

Control, whichever is greater, which shall be paid over twelve (12) months (the “Severance Pay Period”) at regular pay day intervals in accordance with the Company’s customary payroll procedures;

(ii)   The bonus the Executive would have received if Executive remained employed with the Company through the end of the bonus performance period in which Executive’s employment terminates, which bonus, to the extent bonuses are paid by the Company for such performance period, shall be based on the Company’s performance in relation to the performance targets set forth in the bonus plan applicable to the Executive (such amount to be determined in good faith by the Compensation Committee of the Board), which shall be paid in the calendar year in which the end of the bonus period falls;

(iii)  Group medical and dental insurance coverage through the Severance Pay Period, or until Executive is covered by the plan of another employer, provided Executive continues to make any required contributions to such plans; and

(iv)  Payments equal to twelve (12) months of the premium cost for life insurance coverage (excluding supplemental life insurance coverage) under the Company’s life insurance plan in effect for the Executive immediately prior to the date of termination, payable over the Severance Pay Period at regular pay day intervals in accordance with the Company’s customary patrol procedures.

(c)           Termination for Cause, Due to Death or Disability, Resignation by Executive.  If Executive’s employment with the Company is terminated for Cause by the Company, terminated due to Executive’s death or Disability, or terminated due to Executive’s resignation (other than for Good Reason), then (i) Executive’s outstanding equity awards will terminate in accordance with the terms and conditions of the applicable award agreement(s); (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately, and (iii) Executive will be eligible for severance benefits only in accordance with the Company’s then established plans, programs, and practices.

(d)           Sole Right to Severance.  This Agreement is intended to represent Executive’s sole entitlement to severance payments and benefits in connection with the termination of Executive’s employment within twelve (12) months following a Change of Control.  To the extent Executive is entitled to receive severance or similar payments and/or benefits under any other Company plan, program, agreement, policy, practice, or the like, severance payments and benefits due to Executive under this Agreement will be so reduced.

2.             Conditions to Receipt of Severance; No Duty to Mitigate.

(a)           Separation Agreement and Release of Claims.  The receipt of any severance pursuant to Section 1 will be subject to Executive promptly signing and not revoking a separation agreement and release of claims in the form provided to Executive by the Company.  No severance will be paid or provided until the separation agreement and release agreement becomes effective (the “Release Effective Date”).

(b)           Nondisparagement.  During Executive’s services as an employee with the Company, its successor entity, any respective subsidiary or director or indirect parent entity and for 12 months thereafter, Executive will not knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Company, its affiliates, its successors, its directors, or its officers.  The foregoing restrictions will not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process.

(c)           Other Requirements.  Executive agrees to continue to comply with the terms of (i) that certain Stockholders Agreement by and among RBS Global, Inc., the Company’s parent entity (“Global”), and signatories thereto, as amended and restated on May 13, 2005 (the “Stockholders Agreement”), (ii) the Option Agreement entered into by and between Global and Executive, and (iii) the Company’s Employee Patent and Confidential Information Agreement entered into by Executive (the “Confidential Information Agreement”).

(d)           Confidentiality.  Executive shall keep this Agreement and its terms confidential and shall not disclose or discuss the same with anyone other than his attorney, accountant and spouse, if any.

(e)           No Duty to Mitigate.  Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

3.             Definitions.

(a)           Cause.  For the purposes of this Agreement, “Cause” shall mean, (i) the Board’s determination that the Executive failed to substantially perform his or her duties (other than any such failure resulting from the Executive’s Disability);  (ii) the Board’s determination that the Executive failed to carry out, or comply with any lawful and reasonable directive of the Board or the Executive’s immediate supervisor, which is not remedied within ten days after receipt of written notice from the Company specifying such failure;  (iii) the Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony, indictable offence or crime involving moral turpitude;  (iv) the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Executive’s duties and responsibilities; or (v) the Executive’s commission of a material act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company, Global, any of their respective subsidiaries or successor entities.

(b)           Change of Control.  “Change of Control” shall mean the consummation of any transaction or series of transactions pursuant to which one or more persons or entities or group of persons or entities (other than the Initial Carlyle Stockholders (as defined in the Stockholders Agreement), its affiliates or any transfer as a result of any liquidation or dissolution of any Carlyle Stockholder (as defined in the Stockholders Agreement)) acquires (i) capital stock of Global or the Company possessing the voting power sufficient to elect a majority of the members of the Board of Directors of Global or the Company, respectively, or their respective successor(s) (whether such transaction is effected by merger, consolidation, recapitalization, sale or transfer of Global’s or the Company’s capital stock or otherwise) or (ii) all or substantially all of the assets of Global or the Company and their respective subsidiaries

(c)           Disability.  For purposes of this Agreement, “Disability” shall mean that Executive is unable to perform his or her material duties and responsibilities to the full extent required by the Board of Directors of the Company by reason of physical or mental illness, impairment or incapacity for twenty-six (26) weeks in any fifty-two (52) week period.

(d)           Good Reason.  The Executive shall have “Good Reason” to resign his employment upon the occurrence of (i) a material diminution in the nature or scope of the Executive’s responsibilities, duties or authority or (ii) the relocation of the Executive’s principal place of business to a location that is in excess of 50 miles from the Executive’s current place of business; provided, however, that the Executive provided the Company with at least 30 days prior written notice of his intent to resign for Good Reason and the Company has not remedied the alleged violation(s) within the 30-day period.

4.             Assignment.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

5.             Notices.  All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent overnight by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: General Counsel

Rexnord Corporation

4701 Greenfield Avenue

Milwaukee, WI 53214

If to Executive:

at the last residential address known by the Company.

6.             Severability.  If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

7.             Arbitration.  The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, will be subject to binding arbitration in Milwaukee, Wisconsin before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes.  The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.  The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury.  This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement.

8.             Integration.  This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein regarding severance in connection with a change of control and supersedes all prior or contemporaneous agreements regarding severance in connection with a change of control whether written or oral, including any agreements that provide for severance benefits in such circumstances.  This Agreement, however, shall not supersede the Employment Agreement between the parties dated November 25, 2002, as may be amended, and the terms of that agreement (as may be amended), including, without limitation, the provision of severance benefits, notice, and provisions concerning rights upon a change in position shall remain in full force and effect.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing that specifically references this Section and is signed by duly authorized representatives of the parties hereto.

9.             Waiver of Breach.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

10.           Headings.  All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

11.           Tax Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

12.           Governing Law.  This Agreement will be governed by the laws of the State of Wisconsin (with the exception of its conflict of laws provisions).

13.           Acknowledgment.  Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

14.           Counterparts.  This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

REXNORD CORPORATION

By:
Name: James T. Strahley
Title: Vice President, Human Resources

EXECUTIVE:

By:
Name: